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                                                                    Exhibit 99.1

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Re:   News Release - Tuesday, August 21, 2007
      Kodiak Energy Announces $13.5 Million Financing
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Aug 21, 2007 12:05:00 AM

CALGARY, ALBERTA -- (MARKET WIRE) -- 08/21/07 -- Kodiak Energy, Inc. (OTCBB:
KDKN) ("Kodiak" or the "Company") is pleased to announce today that it has entered into an agreement with Research Capital Corporation ("Research Capital") to act as lead agent and sole-book runner, on a best-efforts agency basis for a private placement offering (the "Offering") of approximately C$13,500,000. The Offering shall consist of approximately C$6,750,000 in common shares of Kodiak (the "Common Shares") and approximately C$6,750,000 in common shares of Kodiak issued on a "flow-through" basis (the "Flow-Through Shares"). Research Capital has also been granted an option to increase the size of the Offering by up to C$3,500,000 in Common Shares, exercisable at any time up to and including the closing of the Offering.

Proceeds from the Offering will be used by Kodiak towards the continued exploration of the Company's oil and gas properties, namely additional Seismic program on the exciting "Little Chicago project" in the Northwest Territories, Seismic and Drilling on the New Mexico properties and other such prospects in various locations within Canada and the United States, and for working capital. The Canadian portion of the expenditures will qualify as Canadian Exploration expenses as defined in the Income Tax Act and will be renounced for 2007.

Kodiak Energy, Inc. and via its Subsidiary - Kodiak Petroleum (Montana), Inc (USA subsidiary) the ("Company") is a publicly traded oil and gas exploration and development company. The Company is focused on efficient and low cost development of low risk oil and gas properties in southern Alberta and Montana and high impact prospects located in the central Mackenzie River Valley ("Little Chicago prospect") of the Northwest Territories ("NWT") in Canada, Ft McMurray Alberta, Lucy area of British Columbia and the Tucumcari Basin area in north-eastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements.

Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contacts:
Kodiak Energy, Inc.
Mark Hlady
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com

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Copyright (c) 2007 KODIAK ENERGY INC. (KDKN) All rights reserved. For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com Message sent on Tue Aug 21, 2007 at 7:48:32 AM Pacific Time
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